Exhibit 4.3

Execution Version

E*TRADE FINANCIAL CORPORATION,

THE BANK OF NEW YORK MELLON

AND

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

DEPOSIT AGREEMENT

Dated as of December 6, 2017

EXHIBIT A – Form of Receipt
EXHIBIT B
EXHIBIT C

ii

DEPOSIT AGREEMENT dated as of December 6, 2017, among E*TRADE FINANCIAL CORPORATION, a Delaware corporation, THE BANK OF NEW YORK MELLON, a New York banking corporation, and the holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide as hereinafter set forth in this Deposit Agreement, for the deposit from time to time of shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B (the “Stock”), par value $0.01 per share, liquidation preference $100,000 per share, of E*TRADE Financial Corporation with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Certificate” shall mean the Certificate of Designation of Preferences and Rights filed or to be filed with the Secretary of State of the State of Delaware establishing the Stock as a series of preferred stock of the Company, and as such certificate may be amended or restated from time to time.

“Company” shall mean E*TRADE Financial Corporation, a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean The Bank of New York Mellon, or any successor as Depositary hereunder.

“Depositary Shares” shall mean the depositary shares, each representing 1/100th of a share of Stock and evidenced by a Receipt.

“Depositary’s Office” shall mean the principal corporate trust office of the Depositary at which at any particular time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 7E, New York, New York 10286, Attention: Corporate Trust Administration, or such other address as the Depositary may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Depositary (or such other address as such successor Depositary may designate from time to time by notice to the Company).

“Exchange Event” means, with respect to the Global Registered Receipt, (1) (A) the Global Receipt Depository which is the holder of such Global Registered Receipt or Receipts notifies the Company that it is no longer willing or able to properly discharge its responsibilities under the Letter of Representations or that it is no longer eligible or in good standing under the Securities Exchange Act of 1934, as amended, and (B) the Company has not appointed a qualified successor Global Receipt Depository within ninety (90) calendar days after the Company received such notice, or (2) the Company in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Registered Receipt or Receipts.

“Global Receipt Depository” means, with respect to any Receipt issued hereunder, The Depository Trust Company (“DTC”) or such other successor entity designated as Global Receipt Depository by the Company in or pursuant to this Deposit Agreement, which Person must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Securities Exchange Act of 1934, as amended.

“Global Registered Receipt” means, with respect to the Depositary Shares, a global registered Receipt registered in the name of a nominee of the Global Receipt Depository.

“Letter of Representations” means the applicable agreement among the Company and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to the Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Holder,” “holder” or “record holder,” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained for such purpose.

“Receipt” shall mean one of the depositary receipts, substantially in the form set forth as Exhibit A hereto, issued hereunder, whether in definitive or temporary form and evidencing the number of Depositary Shares held of record by the holder of such Depositary Shares.

“Redemption Date” has the meaning set forth in Section 2.07.

“Registrar” shall mean the Depositary or such other successor bank or trust company that shall be appointed by the Company to register ownership and transfers of Receipts as herein provided, and if a Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock” shall mean shares of the Company’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, liquidation preference $100,000 per share.

ARTICLE 2

FORM OF RECEIPTS, DEPOSIT OF STOCK, EXECUTION AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.01. Form and Transfer of Receipts. Receipts shall be substantially in the form set forth in Exhibit A to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided.

Receipts shall be executed by the Depositary, upon written order of the Company, by the manual signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually by a duly authorized officer of the Depositary or, if a Registrar for the Receipts shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual signature of a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

A Receipt may evidence any whole number of Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as the Company shall determine and as may be required by the Global Receipt Depository or, as determined by the Company, required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt that is properly endorsed or accompanied by a properly executed instrument of transfer shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.03, the Depositary may, notwithstanding any notice to the contrary, treat the holder of record at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Section 2.02. Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for the Stock to be deposited, properly endorsed or accompanied by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, and together with a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the number of Depositary Shares representing such deposited Stock.

Deposited Stock shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of a certificate or certificates for Stock deposited in accordance with the provisions of this Section, together with the other documents required as above specified, and upon recordation of the Stock on the books of the Company (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, upon payment of any applicable fees and expenses of the Depositary and any applicable taxes or governmental charges, shall execute and deliver, to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section, a Receipt or Receipts for the number of Depositary Shares representing the Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Notwithstanding the foregoing, pending preparation by the Company of definitive certificates for the Stock to be deposited, the Company may deliver temporary certificates for Stock that are printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive certificates for Stock in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Company may determine. If temporary certificates for Stock are delivered, the Company will cause definitive certificates for Stock to be prepared without unreasonable delay. After the preparation of definitive certificates for Stock, the temporary certificates for Stock shall be exchangeable for definitive certificates for Stock upon surrender of the temporary certificates for Stock at the Depositary’s Office, without charge to the Depositary.

Section 2.03. Registration of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, including Section 2.09 relating to the Receipts issuable in the form of Global Registered Receipts and Section 5.07 relating to payment of any applicable fees and expenses of the Depositary and any applicable taxes or governmental charges, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer. Thereupon the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business fifteen days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the giving of notice of redemption, or (b) to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.07.

Section 2.04. Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Stock. Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

Subject to Section 2.09, any holder of a Receipt or Receipts representing any number of whole shares of Stock may withdraw the Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. Upon payment of the fees of the Depositary for the withdrawal of Stock as provided in Section 5.07 and payment of all applicable taxes and governmental charges and without unreasonable delay, the Depositary shall deliver to such holder or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of Stock and all money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Stock will not thereafter be entitled to deposit such Stock hereunder or to receive Depositary Shares therefor or a Receipt evidencing such Depositary Shares. If a Receipt delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Stock to be so withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Stock and such money and other property, if any, to be so withdrawn, deliver to such holder, or pursuant to his order, upon payment of the fees of the Depositary for the withdrawal of Stock as provided in Section 5.07 and payment of all taxes, a new Receipt evidencing such excess number of Depositary Shares. Delivery of the Stock and money and other property, if any, being withdrawn shall be made in accordance with the procedures of the Global Receipt Depositary.

If the Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the holder of the Receipt or Receipts being surrendered for withdrawal of Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary shall require that the Receipt or Receipts surrendered by such holder for the withdrawal of such shares of Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Except as provided in Section 6.02, in no event will fractional shares of Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office.

Section 2.05. Limitations on Execution and Delivery, Transfers, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary or the Company may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any charges or expenses payable by the holder of a Receipt pursuant to Section 5.07, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of Stock may be refused, the delivery of Receipts against Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed necessary or advisable by the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement. The Company shall deliver prompt written notice to the Depositary in the event the Company has deemed any such action to be necessary or advisable pursuant to clause (ii) of the preceding sentence.

Section 2.06. Lost Receipts, Etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt. Before the Depositary shall execute and deliver a new Receipt in substitution for a destroyed, lost or stolen Receipt, the holder thereof shall have (i) delivered to the Depositary (a) a request for such execution and delivery prior to the Depositary having received notice that the Receipt has been acquired by a bona fide purchaser, (b) evidence satisfactory to the Depositary of such destruction, loss or theft of such Receipt and of ownership thereof and (c) indemnification satisfactory to the Depositary and (ii) satisfied any other reasonable requirements imposed by the Depositary.

Section 2.07. Optional Redemption of Stock. If the Company shall elect to redeem shares of Stock pursuant to the Certificate, it shall (unless otherwise agreed to in writing with the Depositary) give the Depositary not less than 30 days and not more than 60 days notice of the date of such proposed redemption of Stock, the number of shares of Stock held by the Depositary to be redeemed and the redemption price per share of Stock. The Depositary shall be fully protected and shall incur no liability in its reliance on the information contained in such notice and delivery of such notice to the Depositary shall be conclusive evidence of the permissibility and compliance of such redemption under the Certificate. On the date of such redemption, provided that the Company shall then have paid or caused to be paid in full to the Depositary the redemption price (determined pursuant to the Certificate) of the Stock deposited with the Depositary to be redeemed, the Depositary shall redeem (using the proceeds of such redemption) the Depositary Shares relating to such Stock. The Depositary shall mail, first class postage prepaid, notice of the Company’s redemption of Stock and the proposed simultaneous redemption of the Depositary Shares relating to the Stock to be redeemed, not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Stock and Depositary Shares (the “Redemption Date”), to the holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary (provided that, if the Depositary Shares are held through DTC, the Depositary shall give such notice in accordance with the procedures of DTC); but neither failure to mail or otherwise give any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to the other holders. The Company shall provide the Depositary with such notice, and each such notice shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if fewer than all the Depositary Shares held by any holder are to be redeemed, the number of Depositary Shares held by such holder to be so redeemed; (iii) the redemption price and (iv) the place or places where Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price. In case fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected pro rata (as nearly as may be) or by lot (provided that, if the Depositary Shares are held in book-entry form through DTC, the Depositary Shares to be redeemed shall be selected in accordance with DTC procedures).

Notice having been given by the Depositary as aforesaid, from and after the Redemption Date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it as set forth in the Company’s notice provided for in the preceding paragraph), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer), such Depositary Shares shall be redeemed at a redemption price per Depositary Share equal to one-one hundredth of the redemption price per share paid in respect of shares of Stock pursuant to the Certificate plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Company in respect of dividends that on the Redemption Date have accrued on the shares of Stock to be so redeemed and that have not theretofore been paid, after deduction of applicable fees, charges and expenses, if any. The foregoing shall be subject further to the terms and conditions of the Certificate.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price for the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Except as provided in the preceding paragraph of this Section 2.07, the Depositary shall not be required to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption in whole or in part.

The Depositary shall notify the Company of any funds deposited by or for the account of the Company for the purpose of redeeming any Depositary Shares that the holders thereof have failed to redeem after two years from the date of such deposit, and remit such funds to the Company unless otherwise required by any applicable law or regulation. The Company acknowledges that thereafter it remains subject, pursuant to Section 2.07, to any payment obligations due to a Holder that surrenders Depositary Shares that were called for redemption pursuant to such Section and that the Depositary shall have no duty or obligation to pay that Holder, although the Depositary shall notify the Company of any surrender of that kind.

Section 2.08. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to dispose of all Receipts so cancelled in accordance with its procedures for the disposition of cancelled securities.

Section 2.09. Receipts Issuable in Global Registered Form. If the Company shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement and upon receipt of the written direction of the Company execute and deliver one or more Global Registered Receipts evidencing the Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate liquidation preference of, the Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in a Global Registered Receipt, such Global Registered Receipt may only be transferred in whole and only by the Global Receipt Depository to its nominee, or by such nominee to the Global Receipt Depository or to another nominee of the Global Receipt Depository, or by the Global Receipt Depository or any nominee thereof to a successor Global Receipt Depository for the Global Registered Receipt selected or approved by the Company or to a nominee of the Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Company, the Depositary and any director, officer, employee or agent of the Company or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a

Global Registered Receipt, (1) the Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Company and the Depositary shall give all such notices, payments and communications specified herein to be given to such holders to the Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Company for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, execute and deliver, individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate liquidation preference equal to the liquidation preference of the Global Registered Receipt in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section shall be registered in such names and in such authorized denominations as the Global Receipt Depository, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Company determine that the Receipts should be issued as a Global Registered Receipt, or that a Global Registered Receipt should be issued in exchange for definitive registered Receipts, the parties hereto shall comply with the terms of the Letter of Representations.

ARTICLE 3

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.01. Filing Proofs, Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold the delivery, or delay the registration of transfer, redemption or exchange, of any Receipt or the withdrawal of the Stock represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution or the sale of any property or rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.02. Payment of Taxes or Other Governmental Charges. Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.07. Registration of transfer of any Receipt or any withdrawal of Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.03. Warranty as to Stock. The Company hereby represents and warrants that the Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Stock and the issuance of Receipts.

ARTICLE 4

THE DEPOSITED SECURITIES; NOTICES

Section 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04, upon payment of any applicable fees and expenses of the Depositary, as provided in Section 5.07 hereof, such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to holders of Receipts then outstanding. In the event that definitive registered Receipts are issued, each holder of such a definitive registered Receipt shall provide the Depositary with a properly completed Form W-8 or W-9 (such Form W-9 shall contain the holder’s certified tax identification number, if required), as may be applicable. Each holder of a Receipt acknowledges that the Depositary may withhold such amounts as are required by law from any of the distributions to be made hereunder.

Section 4.02. Distributions Other Than Cash, Rights, Preferences or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon Stock, the Depositary shall, subject to Sections 3.01 and 3.02, upon payment of any applicable fees and expenses of the Depositary and any applicable taxes or governmental charges, distribute to holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Company such distribution cannot be made proportionately among such holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or governmental charges) the Company deems such distribution not to be feasible, the Depositary shall adopt such method as the Company deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to such holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such securities to the Depositary and the Depositary shall not be required to make any distribution of such securities to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that such securities have been registered under the Securities Act or do not need to be so registered.

Section 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names Stock is recorded on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary at the written direction of the Company, upon payment of any applicable fees and expenses of the Depositary and any applicable taxes or governmental charges, to the holders of Receipts in such manner as the Company shall determine, either by the issue to such holders of warrants representing such rights, preferences or privileges or by such other method as may be determined by the Company; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Company determines that it is not lawful or not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Company in any case where the Company has determined that it is not feasible to make such rights, preferences or privileges available, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, shall sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees with the Depositary that it will promptly notify the Depositary of such requirement and will file promptly a registration statement pursuant to such Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

If any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees with the Depositary that it will promptly notify the Depositary of such requirements and that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

Where, by the terms of a distribution pursuant to Sections 4.01 or 4.02 of this Deposit Agreement, or an offering or distribution pursuant to Section 4.03 of this Deposit Agreement, or for any other reason, such distribution or offering may not be made available to holders of Receipts, and it is impractical or unreasonable for the Depositary to dispose of such distribution or offering on behalf of such holders and make the net proceeds available to such holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

Section 4.04. Notice of Dividends, Etc.; Fixing Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered with respect to Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice or (ii) any election on the part of the Company to redeem any shares of Stock, or whenever the Company shall decide it is appropriate, the Company shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to or otherwise in accordance with the terms of the Stock) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting, or whose Depositary Shares are to be redeemed or for any other appropriate reasons.

Section 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail or, in the case of Global Registered Receipts, transmit, in accordance with the procedures of the Global Receipt Depositary, to the holders of Receipts entitled thereto a notice that shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that such holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as reasonably practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received; provided that the Depositary receives such instructions sufficiently in advance of such voting to enable it to so vote or cause such Stock to be voted. The Company hereby agrees to take all reasonable action that may be necessary in order to enable the Depositary to vote such Stock or cause such Stock to be voted in accordance with the Company’s organizational documents and the rights of the Stock. In the absence of specific instructions from the holders of Receipts, the Depositary will vote the Stock represented by the Depositary Shares evidenced by the Receipts of such holders proportionately with the votes cast pursuant to instructions received from the other holders.

Section 4.06. Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc. Upon any change in par value or liquidation preference, split-up, combination or any other reclassification of the Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party, the Depositary shall upon the instructions of, the Company, (i) make such adjustments as are certified by the Company in the fraction of an interest represented by one Depositary Share in one share of Stock as may be necessary fully to reflect the effects of such change in par value or liquidation preference, split-up, combination or other reclassification of Stock, or of such recapitalization, reorganization, merger, amalgamation or consolidation and (ii) treat any securities that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Stock. In any such case the Depositary may in its discretion, with the approval of the Company, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par value or liquidation preference, split-up, combination or other reclassification of the Stock or any such recapitalization, reorganization, merger, amalgamation or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Stock represented by such Receipts might have been converted or for which such Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction. The Company will be responsible for making all calculations pursuant to this Section 4.06, including, without limitation, any required adjustments tin the fraction of an interest represented by one Depositary Share in one share of Stock, and additional Receipts to be issued or new Receipts to delivered in exchange for outstanding Receipts, or the determination of the kind and amount of shares of stock and other securities and property and cash into which the Stock represented by surrendered Receipts might have been converted or for which such Stock might have been exchanged or surrendered immediately prior to the effective date of any such change affecting the Stock contemplated under this Section 4.6. The Company will provide a schedule of any such calculation required hereunder to the Depositary and the Depositary shall be entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.

Section 4.07. [Reserved]

Section 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, but in no event more frequently than quarterly, the Depositary shall furnish to it a list, as of a recent date, of the names, addresses and holdings of all holders of Receipts.

ARTICLE 5

THE DEPOSITARY, THE REGISTRAR AND THE COMPANY

Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar. Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Stock, facilities for the delivery, registration of transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Stock, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times shall be open for inspection by the holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

If the Receipts or the Depositary Shares evidenced thereby or the Stock represented by such Depositary Shares shall be listed on one or more national stock exchanges, the Company shall appoint a Registrar for registration of such Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Company. If the Receipts or such Depositary Shares are listed on one or more other stock exchanges, the Registrar will, at the written request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts or such Depositary Shares as may be required by law or applicable stock exchange regulation.

Section 5.02. Prevention of or Delay in Performance by the Depositary, the Registrar or the Company. None of the Depositary, the Registrar or the Company shall incur any liability to any holder of any Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or by reason of any provision, present or future, of the Company’s Amended and Restated Certificate of Incorporation, as amended (including the Certificate), or of the Depositary Shares or arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or other circumstance beyond the control of the relevant party, the Depositary, the Registrar or the Company shall be prevented or forbidden from, delayed in, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, the Registrar or the Company incur liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed.

Section 5.03. Obligation of the Depositary. None of the Depositary or the Registrar assumes any obligation or shall be subject to any liability under this Deposit Agreement other than to perform those duties as are specifically set forth in this Deposit Agreement without gross negligence or willful misconduct and no covenants or obligations shall be implied in or read into this Deposit Agreement. No provision of this Deposit Agreement shall require the Depositary, or the Registrar to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. Notwithstanding anything in this Agreement to the contrary, neither the Depositary nor any Registrar shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) irrespective of whether such entity or person has been advised of the likelihood of such loss or damage and regardless of the form of action.

None of the Depositary or the Registrar shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Stock, the Depositary Shares or the Receipts on behalf of the Holders or any other person.

None of the Depositary, the Registrar or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or other experts employed by it hereunder, or information from any person presenting Stock for deposit, any holder of a Receipt or any other person believed by it to be competent to give such advice or information. The Depositary and the Registrar may each rely conclusively and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Stock or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith. The Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar. The Depositary and any Registrar may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall have no obligation to advance funds on behalf of the Company and shall have no duty or obligation to make any payments hereunder if it has not timely received sufficient funds to make timely payments.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary.

The Depositary undertakes not to execute and deliver any Receipt other than to evidence the Depositary Shares representing the Stock that has been delivered to and is then on deposit with the Depositary. The Depositary also undertakes not to sell (except as provided herein), pledge or lend Stock held by it as Depositary.

The Depositary shall be entitled to such compensation as may be agreed upon with the Company for all services rendered by the Depositary, and the Company promises to pay such compensation and to reimburse the Depositary for the out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Depositary for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Depositary that arises out of or in connection with its accepting appointment as, or acting as, Depositary hereunder, except such as may result from the gross negligence or willful misconduct of the Depositary or any of its agents or employees. The Depositary shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Depositary in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Company.

In acting under this Deposit Agreement and in connection with the Receipts, the Depositary is acting solely as agent of the Company and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Receipts.

The Depositary shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Receipts, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

The Depositary, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Depositary Shares, with the same rights that it or they would have if it were not the Depositary, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Depositary.

Neither the Depositary nor its officers, directors, employees, agents or attorneys shall be liable to the Company for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their gross negligence or willful misconduct.

The Depositary may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

The Depositary shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Deposit Agreement against the Depositary.

Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Company.

The Depositary may perform any duties hereunder either directly or by or through agents or attorneys, and the Depositary shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

The Depositary shall not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification at the Depositary’s Office.

The rights, privileges, protections, immunities and benefits given to the Depositary, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Depositary in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

The Depositary may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Deposit Agreement.

The provisions of this Section 5.03 shall survive the termination of this Deposit Agreement.

No disclaimer of liability by the Company under the Securities Act is intended by any provision of this Deposit Agreement.

Section 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering written notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company upon 30 days’ written notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may at the Company’s expense petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and upon the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail or transmit by such other method approved by such successor Depositary, in its reasonable discretion, notice of its appointment to the holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted or any entity succeeding to all or substantially all of the corporate trust business of the Depositary (including the administration of this Deposit Agreement) shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may execute the Receipts in the name of the predecessor Depositary or in the name of the successor Depositary.

Section 5.05. Corporate Reports. The Company agrees that it will transmit to the holders of Receipts, in each case at the addresses furnished to it pursuant to Section 4.08, all reports (including without limitation financial statements) required by law or by the rules of any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed, to be furnished to the holders of Receipts. Such transmission will be at the Company’s expense. No report of that kind shall constitute a notice or constructive notice to the Depositary of any matter or information contained in or determinable from that report.

Section 5.06. Indemnification and Compensation. Notwithstanding anything in Section 5.03 or in any other provision hereof to the contrary, the Company shall indemnify the Depositary and any Registrar (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability claim or expense (including the reasonable costs and expenses of defending itself) which may arise out of or, in connection with acts performed, suffered or omitted to be taken in connection with this Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such person or persons. The obligations of the Company set forth in this Section 5.06 shall survive any succession of any Depositary or the Registrar.

Any person seeking indemnification hereunder (an “indemnified person”) shall notify the Company of the commencement of any action or claim in respect of which indemnification may be sought promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person’s rights under this Section 5.06) and shall cooperate in good faith with the Company as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances. No indemnified person shall compromise or settle any such action or claim without the consent of the Company which shall not be unreasonably withheld or delayed.

The Company agrees to pay to the Depositary from time to time such compensation as the Company and the Depositary shall from time to time agree in writing for all services rendered by it hereunder.

Section 5.07. Charges and Expenses. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of the Stock by Holders of Depositary Shares and the registration of transfer of title to any Depositary Shares. All other transfer and other taxes and governmental charges shall be at the expense of holders of Depositary Shares. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which it or the Company is not otherwise liable hereunder, such holder will be liable for such charges and expenses. All charges and expenses of the Depositary hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid by the Company upon consultation and agreement between the Depositary and the Company as to the amount and nature of such charges and expenses. The Depositary shall present its statement for charges and expenses to the Company once every 12 months or at such other intervals as the Company and the Depositary may agree from time to time in writing.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.01. Amendment. The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Receipts, upon surrender of such Receipts and subject to any conditions specified in this Deposit Agreement, to receive shares of Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective in accordance with its terms shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

Section 6.02. Termination. This Deposit Agreement may be terminated by the Company at any time upon not less than 60 days’ prior written notice to the Depositary, in which case, at least 30 days prior to the date fixed in such notice for such termination, the Depositary, at the written direction of the Company, will send notice of such termination to the record holders of all Receipts then outstanding.

If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to the Stock, and shall continue to deliver such Stock, together with any dividends or other distributions received with respect thereto, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of two years from the date of termination, the Depositary may deliver such Stock then held hereunder to the Company, who may thereafter sell such Stock and hold the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the holders which have not theretofore surrendered their Receipts. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the holder of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges).

This Deposit Agreement shall automatically terminate if (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.07 or (ii) there shall have been made a final distribution in respect of the Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts pursuant to Sections 4.01 or 4.02, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary and any Registrar under Sections 5.06 and 5.07.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

Section 7.02. Exclusive Benefit of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.04. Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission confirmed by letter, addressed to the Company at

E*TRADE Financial Corporation

671 N. Glebe Rd., 12th Floor

Arlington, VA 22203

Attn: Mike Pizzi

or at any other address of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission confirmed by letter, addressed to the Depositary at the Depositary’s Office at

The Bank of New York Mellon

101 Barclay Street, 7 East

New York, New York 10286

Attention: Global Corporate Trust

Telephone No.: (212) 815-4107

Facsimile No.: (732) 667-9221

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or facsimile transmission confirmed by letter, addressed to such holder at the address of such holder as it appears on the books of the Depositary, or if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, first class postage prepaid, in a post office letter box. The Depositary or the Company may, however, without liability, act upon any facsimile transmission received by it from the other or from any holder of a Receipt, notwithstanding that such telegram or facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

The Depositary agrees to accept and act upon instructions or directions pursuant to this Deposit Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Depositary shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Depositary e-mail or facsimile instructions (or instructions by a similar electronic method) and the Depositary in its discretion elects to act upon such instructions, the Depositary’s understanding of such instructions shall be deemed controlling. The Depositary shall not be liable for any losses, costs or expenses arising directly or indirectly from the Depositary’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Depositary, including without limitation the risk of the Depositary acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Deposit Agreement, where this Deposit Agreement provides for notice of any event or any other communication to a holder of a Global Registered Receipt (whether by mail or otherwise), such notice shall be sufficiently given if given to the Global Receipt Depository (or its designee) pursuant to the standing instructions from the Global Receipt Depository or its designee, including by electronic mail in accordance with accepted practices at the Global Receipt Depository.

Section 7.05. Appointment of Registrar and Transfer Agent in respect of the Depositary Shares and Receipts. The Company hereby appoints the Depositary as Registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the Depositary Shares and the related Receipts and the Depositary hereby accepts such appointments.

Section 7.06. Appointment of Registrar and Transfer Agent in respect of the Stock. The Company hereby appoints The Bank of New York Mellon as transfer agent, registrar, dividend disbursing agent and redemption agent in respect of the Stock, and The Bank of New York Mellon hereby accepts such appointments. With respect to the appointments of The Bank of New York Mellon as transfer agent, registrar, dividend disbursing agent and redemption agent in respect of the Stock, The Bank of New York Mellon shall (i) provide the services listed in Exhibit B annexed hereto and those services separately set forth in the fee schedule separately agreed between the parties and (ii) be entitled to the same rights, indemnities, immunities and benefits as Depositary hereunder as if explicitly named in each such provision, it being understood that the Stock is not and the Company does not expect to make the Stock eligible for settlement through DTC.

Section 7.07. Appointment of Calculation Agent. The Company in its sole discretion shall appoint prior to the floating rate period a calculation agent solely with respect to calculating the amount of dividends to be paid with respect to the Stock, including determining the LIBOR rate during the floating rate period, as defined in Exhibit C annexed hereto, if applicable, in the manner and at the times provided in Exhibit C annexed hereto. The calculation agent shall communicate in writing such determination and its calculation of the amount of such dividends on the dividend determination date during the floating rate period, as described in Exhibit C annexed hereto, to the Company and the Depositary in the manner set forth in Section 7.04 hereof or, alternately, to the Company and the Depositary via electronic mail (at an electronic mail address provided to the Depositary by the Company), followed by a telephonic confirmation. With respect to any such future appointment, the calculation agent shall be entitled to the same rights, indemnities and benefits as the Depositary hereunder, as if explicitly named in each such provision.

Section 7.08. Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE DEPOSITARY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DEPOSIT AGREEMENT, THE DEPOSITARY SHARES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 7.09. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.10. Governing Law and Submission to Jurisdiction. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York. Any suit, action or proceeding brought by one party hereto against another party hereto in connection with or arising under this Deposit Agreement shall be brought solely in the state or federal court or appropriate jurisdiction located in the Borough of Manhattan, The City of New York and each party hereto irrevocably waives, to the fullest extent permitted by law, (i) any objection that such courts are an inconvenient forum and (ii) any claim of immunity, sovereign or otherwise.

Section 7.11. Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and shall be open to inspection during business hours at the Depositary’s Office by any holder of a Receipt.

Section 7.12. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.13. Foreign Account Tax Compliance Act (FATCA). The Company agrees (i) to provide the Depositary with such reasonable information as it has in its possession to enable the Depositary to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Depositary shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Depositary shall not have any liability.

Section 7.14. Depositary Not Responsible for Recitals or Issuance of Receipts. The recitals contained herein shall be taken as the statements of the Company, and the Depositary assumes no responsibility for their correctness. The Depositary makes no representations as to the validity or sufficiency of this Deposit Agreement or of the Receipts. The Depositary shall not be accountable for the use or application by the Company of Receipts or the proceeds thereof.

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Michael A. Pizzi
Name:	Michael A. Pizzi
Title:	EVP & Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Depositary

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF RECEIPT]

NUMBER	DEPOSITARY SHARES

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES,

REPRESENTING FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES B, OF E*TRADE FINANCIAL CORPORATION.

CUSIP: ___________________

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE. SEE REVERSE FOR CERTAIN DEFINITIONS

THE BANK OF NEW YORK MELLON, as Depositary (the “Depositary”), hereby certifies that             is the registered owner of             DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/100th of a share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01, liquidation preference $100,000 per share (the “Stock”), of E*TRADE Financial Corporation, a Delaware corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of December 6, 2017 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. By accepting this Depositary Receipt the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual signature of a duly authorized signatory thereof.

THE BANK OF NEW YORK MELLON Depositary

Dated: _________________	By:
Authorized Signatory

[FORM OF REVERSE OF RECEIPT]

E*TRADE FINANCIAL CORPORATION

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH RECEIPTHOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS, AND OF THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE STOCK OF THE COMPANY. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The following abbreviations, when used in the instructions on the face of this receipt, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM- as tenants in common	UNIF GIFT MIN ACT - _____ Custodian ______ (minor) (Cust)

TEN ENT- as tenants by the entireties	Under Uniform Gifts to Minors Act
(State)

JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For value received, _______________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

________________________________________ Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint ____________________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated___________________________

Signature NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever

SIGNATURE GUARANTEED
NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B

SERVICES TO BE PROVIDED

1. To the extent the Company declares a cash dividend on the Series B Preferred Stock, the Company shall give The Bank of New York Mellon (“Agent”) notice in writing of (i) the record date for such dividend, (ii) the payment date for such dividend and the (iii) the dividend amount per share (unless Agent is otherwise obligated to determine the dividend rate pursuant to a separate agreement with the Company) on or prior to the relevant record date. If the Company does not declare a dividend for any regular dividend period on or prior to the regular record date for such dividend, the Company shall notify Agent whether a dividend will be declared for the relevant dividend period no later than five days prior to the regular payment date for such dividend. For the avoidance of doubt, the Company may pay dividends when, as and if declared by its board of directors pursuant to the Certificate of Designations, whether or not such dividends are payable on regular dividend dates.

2. Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

3. Prior to the payment date specified in such certificate or resolution, as the case may be, the Company shall, in the case of a cash dividend or distribution, pay to Agent an amount of cash, sufficient for Agent to make the payment, specified in such certificate or resolution, to the shareholders of record as of such payment date. Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address. To the extent that the Shares are held in book-entry form, payments shall be made in accordance with the applicable procedures of the Depositary. Agent shall not be liable for any improper payment made in accordance with a certificate or resolution described in the preceding paragraph. If Agent shall not receive sufficient cash prior to the payment date to make payments of any cash dividend or distribution pursuant to subsections (i) and (ii) above to the extent declared by the Company to all holders of the Shares as of the record date, Agent shall, upon notifying the Company, withhold payment to all holders of the Shares as of the record date until sufficient cash is provided to Agent.

4. It is understood that Agent shall in no way be responsible for the determination of the rate or form of dividends or distributions due to the holders of the Shares, unless the Agent shall have been appointed by the Company as Calculation Agent and the Agent in its sole discretion shall have accepted such appointment.

5. It is understood that Agent shall file such appropriate information returns concerning the payment of dividends and distributions with the proper federal, state and local authorities as are required by law to be filed by the Company but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required of it by applicable law.

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EXHIBIT C

Holders of Stock will be entitled to receive, when, as and if declared by the Company’s Board of Directors or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the original issue date (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on September 15, 2018. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $100,000 per share (equivalent to $1,000 per Depositary Share) at a rate per annum of 5.30% from and including the original issue date to, but excluding, March 15, 2023 (the “fixed rate period”) and at a rate per annum equal to the three-month U.S. dollar LIBOR (as described below) on the related dividend determination date plus 3.16% from and including March 15, 2023 (the “floating rate period”). In the event that the Company issues additional shares of Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date the Company specifies at the time such additional shares are issued.

Dividends will be payable to holders of record of the Stock as they appear on the Company’s books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by the Company’s Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). The corresponding record dates for the Depositary Shares will be the same as the record dates for the Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Stock and will end on and exclude the September 15, 2018 dividend payment date. Dividends payable on the Stock for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Stock for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. Dividends for the initial dividend period will be calculated from the original issue date. If any scheduled dividend payment date up to and including the March 15, 2023 scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day, and, in either case, dividends will accrue to, but excluding, the date dividends are paid.

For any dividend period during the floating rate period, LIBOR (the London interbank offered rate) shall be determined by the calculation agent on the second London business day immediately preceding the first day of such dividend period (each, a “dividend determination date”), in the following manner:

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(i)	LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that dividend determination date.

(ii)	If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by the Company, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that dividend determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such dividend period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that dividend determination date, by three major banks in New York City, selected by the calculation agent as directed by the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

(iii)	Otherwise, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates, shall determine three-month LIBOR for the applicable dividend period in its sole discretion.

Notwithstanding the foregoing clauses (ii) and (iii):

(a)	If the calculation agent determines on the relevant dividend determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate; and

(b)	If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

C-2

The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at the Company’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

For the purposes of this Exhibit C:

•	The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

•	The term “Reuters” means Reuters 3000 Xtra Service or any successor service.

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